Exhibit 4.10

THIS SUPPLEMENTAL INDENTURE is dated as of the 26th day of August, 2022

BETWEEN:

MIND MEDICINE (MINDMED) INC., a company existing under the laws of British Columbia

(hereinafter called the “Company”)

-and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a

trust company existing under the laws of Canada and authorized to carry on business in all provinces as Canada

(hereinafter called the “Warrant Agent”)

WHEREAS by a warrant indenture dated as of January 7, 2021 between the Company and Odyssey Trust Company (“Odyssey”), as warrant agent, as amended by a supplemental warrant agreement dated March 14, 2022 between the Company, Odyssey and the Warrant Agent (which agreements and any and all agreements heretofore supplemental thereto are herein collectively referred to as the “Original Indenture”), provision was made for the issuance of Warrants exercisable to purchase Warrant Shares of the Company;

AND WHEREAS the Company will effect a consolidation of its Common Shares on the basis of fifteen

(15) pre-consolidation Common Shares for one (1) post-consolidation Common Share effective August 26, 2022 (the “Consolidation”);

AND WHEREAS the Warrants will be assigned CUSIP number 60255C174 and ISIN number CA60255C1749 following the Consolidation;

AND WHEREAS the Company wishes to enter into this Supplemental Indenture pursuant to Section 7.1(b) of the Original Indenture to modify the provisions of the Original Indenture for the purpose of setting forth adjustments in the application of Article 2 of the Original Indenture in connection with the Consolidation;

AND WHEREAS this Supplemental Indenture is executed pursuant to all necessary authorizations of the Company as required under the terms of the Original Indenture.

NOW THEREFORE THIS INDENTURE WITNESSETH that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1
Interpretation

This Supplemental Indenture is supplemental to the Original Indenture and shall be read in conjunction therewith. Except only insofar as the Original Indenture may be inconsistent with the express provisions of this Supplemental Indenture, in which case the terms of this Supplemental

Indenture shall govern and supersede those contained in the Original Indenture only to the extent of such inconsistency, all of the provisions of the Original Indenture and this Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Original Indenture and this Supplemental Indenture were contained in one instrument. The expressions used in this Supplemental Indenture shall, except as otherwise provided herein, have the respective meanings ascribed to them in the Original Indenture.

On and after the date hereof, each reference to the Original Indenture, as supplemented by this Supplemental Indenture, “this indenture”, “herein”, “hereby” and similar references, and each reference to the Original Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Original Indenture as amended thereby and hereby. Except as specifically amended by this Supplemental Indenture, all other terms and conditions of the Original Indenture shall remain in full force and unchanged.

ARTICLE 2

AMENDMENT TO ORIGINAL INDENTURE

2.1
Definitions Amendment

The Original Indenture is hereby amended as follows:

(a)
In Section 1.1, the definition of “Exchange Basis” is hereby deleted in its entirety and replaced with:

“Exchange Basis” means, at any time, the number of Warrant Shares or other classes of shares or securities or property which a Warrantholder is entitled to receive upon the exercise of the rights attached to the Warrants pursuant to the terms of this Indenture, as the number may be adjusted pursuant to Article 2 hereof, such number being equal to

0.07 of a Warrant Share per Warrant as of the date hereof;

(b)
In Section 1.1, the definition of “Exercise Price” is hereby deleted in its entirety and replaced with:

“Exercise Price” means $82.14 for each Warrant Share, subject to adjustment in accordance with the provisions of Article 2 hereof;

(c)
In Section 1.1, the definition of “Acceleration Threshold Price” is hereby deleted in its entirety and replaced with:

“Acceleration Threshold Price” means $128.57 per Common Share, subject to adjustment in accordance with the provisions of Article 2 hereof;

(d)
In Section 1.1, the following definition is hereby added in the appropriate alphabetically ordered location:

“Common Shares” means the common shares in the capital of the Company;

(e)
All references to “Subordinate Voting Share” or “Subordinate Voting Shares” throughout the Original Indenture are hereby deleted and replaced with “Common Share” or “Common Shares”, as applicable.

(f)
In Section 1.1, the definition of “Subordinate Voting Shares” is hereby deleted in its entirety.

2.2
Effect of Amendments

The Warrants issued and outstanding shall be deemed to include the amendments as set forth herein, without any further action of the Warrantholders or surrender or exchange of their Warrant Certificate(s).

ARTICLE 3

EXECUTION

3.1
Governing Law

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

3.2
Counterparts

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executes shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF THE PARTIES HERETO have duly executed this Supplemental Indenture as of the date first above written.

MIND MEDICINE (MINDMED) INC.

By:	"Cynthia Hu"
Name: Cynthia Hu
Title: Chief Legal Officer and Corporate Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA, as Warrant Agent

By:	"Ruibo Ni"

Name: Ruibo Ni
Title: Corporate Trust Officer

By:	"Winny Lee"

Name: Winny Ni
Title: Professional Corp Trust

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Signature Page to Supplemental Indenture